VALCOR REPORTS 59% INCREASE IN FIRST QUARTER EARNINGS


    DALLAS, TEXAS . . April 25, 1995 . . Valcor, Inc. reported net income of $6.7 million for the first quarter of 1995, up 59% from net income of $4.2 million for the first quarter of 1994. Operating income increased 43% to $16.9 million, on a 25% increase in sales to $105.5 million. The overall operating income margin was 16% in the first quarter, up from 14% last year. Improvements in sales, earnings and margins were primarily driven by higher selling prices and volume for medium density fiberboard ("MDF"), the Company's principal building product. Average first quarter MDF prices were 29% higher than one year ago and were up 8% from year-end 1994 levels. MDF volume was up 13% principally as a result of production from the Company's recently expanded MDF plant in Ireland.



                              SUMMARY OF OPERATIONS

                                   (Unaudited)

                                                                                         THREE MONTHS ENDED
                                                                                               MARCH 31,
                                                                                          1994         1995
                                                                                            (IN MILLIONS)
Net sales
  Building products                                                                       $40.0       $ 58.6
  Hardware products                                                                        18.0         20.1
  Fast food                                                                                26.7         26.8

                                                                                          $84.7       $105.5

Operating income
  Building products                                                                       $ 5.1       $ 10.3
  Hardware products                                                                         5.1          5.5
  Fast food                                                                                 1.6          1.1

    Total operating income                                                                 11.8         16.9

Interest expense                                                                            4.3          5.0
Corporate expenses, net                                                                     -             .9

    Income before income taxes                                                              7.5         11.0
Income taxes                                                                                3.3          4.3

      Net income                                                                          $ 4.2       $  6.7

    Valcor Inc., a wholly-owned subsidiary of publicly-traded Valhi, Inc. (NYSE: VHI), is engaged in the building products, hardware products and fast food industries. In connection with the registration of its 95/8% Senior Notes due 2003, Valcor files periodic reports with the Securities and Exchange Commission.


                                    * * * * *